Exhibit 99.1
PRESS RELEASE CONTACT:
MICHAEL SENKEN
PHONE: (770) 651-9100

MIMEDX ANNOUNCES RECORD RESULTS
FOR THIRD QUARTER OF 2015

Company Records Revenue of $49 Million, Net Income of $6.6 Million and EPS of $0.06

Marietta, Georgia, October 29, 2015, (PR Newswire) -- MiMedx Group, Inc. (NASDAQ: MDXG), the leading regenerative medicine company utilizing human amniotic tissue and patent-protected processes to develop and market advanced products and therapies for the Wound Care, Surgical, Orthopedic, Spine, Sports Medicine, Ophthalmic, and the Dental sectors of healthcare, announced today its record results for the third quarter of 2015.

Third Quarter 2015 Highlights are:

•	Q3 is 16th consecutive quarter of meeting or exceeding revenue guidance

•	YTD 2015 revenue of $135.5 million increased by 72% over same period of 2014

•	Q3 revenue of $49 million increased by 46% over Q3 2014

•	Q3 revenue is at upper end of $47 to $50 million guidance range

•	Q3 gross margin of 90% is up three percentage points from 87% in first quarter of 2015

•	Q3 is 15th consecutive quarter of positive Adjusted EBITDA*

•	Q3 Wound Care sales grew 37% over Q3 2014

•	Q3 Surgical, Sports Medicine/Orthopedic revenue increased 77% over Q3 2014

•	Adjusted EBITDA* of $11.8 million represents a 62% improvement over Q3 2014

•	Q3 net income of $6.6 million increased 77% over Q3 2014

•	Q3 EPS of $0.06 per diluted share beat consensus estimates of $0.05
Guidance Highlights include:

•	Fourth quarter 2015 revenue expectations of $49.5 - $52.5 million

•	Full year 2015 revenue expectations of $185 - $188 million

•	Fourth quarter 2015 operating profit margin of 14% - 15%

•	Full year 2015 operating profit margin of 12% - 13%

Results for Third Quarter and Nine Months Ended September 30, 2015
The Company recorded record revenue for the third quarter of 2015 of $49.0 million, a $15.5 million or 46% increase over 2014 third quarter revenue of $33.5 million. The Company’s gross margin for the quarter ended September 30, 2015, was 90%, equal to the gross margin in the third quarter of 2014. Adjusted EBITDA* for the quarter ended September 30, 2015, was $11.8 million, a $4.5 million or 62% improvement, as compared to Adjusted EBITDA* of $7.3 million for the third quarter of 2014. Net Income for the third quarter of 2015 was $6.6 million, or $0.06 per diluted common share, a $2.9 million or 77% improvement, as compared to Net Income of $3.7 million, or $0.03 per diluted common share, in the third quarter of 2014.
For the nine months ended September 30, 2015, the Company recorded record revenue of $135.5 million, a $56.8 million or 72% increase over revenue of $78.7 million for the first nine months of 2014.
The Company’s gross margin for the nine months ended September 30, 2015, was 89% as compared to 88% in the same nine month period of 2014. Adjusted EBITDA* for the nine months ended September 30, 2015, was $31.1 million, a $18.9 million or 156% improvement, as compared to Adjusted EBITDA* of $12.2 million for the nine months ended September 30, 2014. Net Income for the nine months ended September 30, 2015, was $16.1 million, or $0.14 per diluted common share, a $13.7 million or 573% improvement, as compared to Net Income of $2.4 million, or $0.02 per diluted common share, in the first nine months of 2014.
Management Commentary on Results
Parker H. “Pete” Petit, Chairman and CEO, said, “We had a very good quarter with revenue in the upper range of our guidance. Our nine month revenue of $135.5 million was a 72% increase over 2014, and our third quarter revenue grew by 46% to $49 million, compared to an exceptional third quarter of 2014. The third quarter marked our 16th straight quarter of meeting or exceeding our revenue guidance and our 15th consecutive quarter of recording positive Adjusted EBITDA*. Our gross margin is again increasing with third quarter gross margin of 90%, up three percentage points from 87% in the first quarter of this year. Our Wound Care revenue grew by 37% over the third quarter of 2014. Our Surgical, Sports Medicine and OEM revenue, our other revenue category, grew by 77% over last year’s third quarter. We continued to gain strong momentum in the growth of our revenue from health plans, Medicare and Medicaid with third quarter revenue from commercial accounts increasing by 71% over 2014. During the quarter, we added over 350 new commercial/non-government customers. Adding to the fact that both our third quarter revenue and EPS exceeded our analyst consensus estimates, I would say that is strong performance.”

Petit added, “We announced at our Analyst Day meeting that we would release our 2016 guidance following our Board meeting in mid-December. That said, I think we can safely say that management is comfortable with the consensus 2016 revenue and EBIT given by our analysts.”

Bill Taylor, President and COO, stated, “We continue to see increased demand for our mesh configuration and the additional sizes we introduced to the market early this year. With the expiration of the pass-through status for EpiFix® Medicare patients, the lower cost competitive grafts in the market place were predicted to gain in utilization and negatively impact our sales volume. Our strategy was to implement a proactive plan to protect against these lower cost grafts. The mesh configuration and additional sizes have more than answered this threat and allowed us to continue our impressive growth in market share and expanded product utilization, while preserving and improving our gross margins. We are very pleased with the results of this strategy. ”
“Starting in the fourth quarter, we have again accelerated the pace of expansion of our sales force. During the next three months, we anticipate that an additional 30 to 40 very experienced sales professionals will be added. All of our sales verticals, surgical, orthopedic/spine and wound care, will be involved in this next wave of expansion,” continued Taylor.
“We continued to make significant strides during the third quarter in gaining coverage from additional commercial health plans and Medicaid programs. During the quarter, we added an additional 1.9 million covered lives from five new commercial plans, including two additional Blue Cross/Blue Shield plans. By quarter’s end, 161.7 million covered commercial lives, 36 million Medicare and 49.1 million Medicaid beneficiaries had insurance coverage provided for our allografts,” added Taylor.
“We recently announced a three-year $50 million senior secured revolving credit facility with a group of lenders led by Bank of America Merrill Lynch. The revolving credit facility provides significant financial flexibility to support our growth strategy, should we choose to draw on the line. Funds may be used for general corporate purposes including new product introductions, clinical and scientific studies and strategic initiatives. The MiMedx executive team is very experienced in such strategic initiatives including acquisitions, and our current focus is on exploring opportunities in the surgical, orthopedic and sports medicine areas,” commented Petit.

“On October 12th, we announced that the qui tam complaint which had been filed against the Company had been fully dismissed. We are pleased that the judicial system worked as it should and this unwarranted case was dismissed in full. However, we are appalled that the case was brought by an individual who is an Organogenesis executive, acting as the relator or plaintiff. It is apparent that this competitor has approached numerous government agencies, including the VA, CMS, FDA and DOJ, to take action against MiMedx. In our opinion, their allegations have been a distraction to MiMedx executives, caused the Company to undergo significant expense, and triggered major movements in our share price, which has been damaging to our shareholders. There should be no place in business for this lack of integrity, and we hope their new executive management will affect a more principled way in which to compete,” concluded Petit.

Liquidity and Cash Flow
Cash on hand as of September 30, 2015, was $41.1 million, as compared to $46.6 million as of December 31, 2014. Net working capital as of September 30, 3015 increased by $11.1 million, or 16.5%, to $78.4 million, as compared to $67.3 million as of December 31, 2014. The Company recorded positive net cash flow from operating activities of $14.5 million for the nine months ended September 30, 2015 due primarily from increased Adjusted EBITDA*. The Company continued to pursue its share repurchase strategy during the quarter with $4.4 million repurchased shares, bringing the total YTD amount through September 30, 2015 to $21 million in repurchased shares. As mentioned above, the Company also added a three-year $50 million senior secured credit facility, which provides additional flexibility and liquidity.

GAAP Earnings
The Company recorded Net Income of $6.6 million for the quarter ended September 30, 2015, or $0.06 per diluted common share, as compared to a Net Income of $3.7 million, or $0.03 per diluted common share, for the quarter ended September 30, 2014. Third quarter 2015 R&D expenses were $2.2 million or 4.5% of Net Sales, an increase of $173,000 over third quarter 2014 R&D expenses of $2.0 million. Selling, general and administrative (“SG&A”) expenses for the third quarter of 2015 were $34.9 million, a $10.7 million increase over third quarter of 2014 SG&A expenses of $24.2 million. Increases in SG&A were due to the continuation of the buildup of the Company’s direct sales force in national accounts and the wound care, surgical and orthopedic /spine sales channels, as well as patent litigation costs.

Revenue Breakdown
The Company distinguishes revenue in two categories: (1) Wound Care and (2) Surgical, Sports Medicine and Original Equipment Manufacturer (“OEM”) applications. For third quarter of 2015, Wound Care revenue was $35.8 million, representing 73% of total revenue, and Surgical, Sports Medicine and OEM revenue was $13.3 million, representing 27% of total revenue.
The Company also provides a revenue breakdown in terms of customer type, distinguishing between government and commercial accounts. For the third quarter of 2015, Commercial sales were $38.7 million, representing 79% of total revenue, and Government sales were $10.3 million, representing 21% of total revenue.

Outlook for Fourth Quarter and Full Year 2015
MiMedx reiterates its fourth quarter and full year 2015 revenue guidance that was communicated in the Company’s press release of October 12, 2015. That guidance included:

•	Q4 2015 revenue in the range of $49.5 million to $52.5 million; and

•	Full year 2015 revenue of $185 million to $188 million.
The Company provided guidance for fourth quarter of 2015 operating profit margin to be in the range of 14% to 15%. The Company also narrowed its previously published guidance for full year 2015 operating profit margin to be in the range of 12% to 13%.

Earnings Call
MiMedx management will host a live broadcast of its third quarter 2015 results conference call on Thursday, October 29, 2015, beginning at 10:30 a.m. eastern time. A listen-only simulcast of the MiMedx Group conference call will be available on-line at the Company’s website at www.mimedx.com. A 30-day on-line replay will be available approximately one hour following the conclusion of the live broadcast. The replay can also be found on the Company’s website at www.mimedx.com.

Use of Non-GAAP Financial Measures
Management has disclosed adjusted financial measurements in this press announcement that present financial information that is not in accordance with generally accepted accounting principles (“GAAP”). These measurements are not a substitute for GAAP measurements, although Company management uses these measurements as aids in monitoring the Company's on-going financial performance from quarter-to-quarter and year-to-year on a regular basis and for benchmarking against other medical technology companies. Adjusted EBITDA* is earnings before financing expense, interest, taxes, depreciation, amortization, and share-based compensation. For a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure, see the accompanying table to this release. Adjusted financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider adjusted measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

About MiMedx
MiMedx® is an integrated developer, processor and marketer of patent protected and proprietary regenerative biomaterial products and bioimplants processed from human amniotic membrane and other birth tissues. “Innovations in Regenerative Biomaterials" is the framework behind our mission to give physicians products and tissues to help the body heal itself. Our biomaterial platform technologies are AmnioFix®, EpiFix®, CollaFix™ and OrthoFlo. AmnioFix and EpiFix are our tissue technologies processed from human amniotic membrane derived from donated placentas. Through our donor program, a mother delivering via scheduled full-term Caesarean section birth can elect in advance of delivery to donate the placenta in lieu of having it discarded as medical waste. We process the human amniotic membrane utilizing our proprietary PURION® Process, to produce a safe and effective implant. MiMedx is the leading supplier of amniotic tissue, having supplied over 500,000 allografts to date for application in the Wound Care, Surgical, Orthopedic, Spine, Sports Medicine, Ophthalmic and Dental sectors of healthcare. The Company has recently introduced OrthoFlo, an amniotic fluid derived allograft. Amniotic fluid is donated by consenting mothers delivering healthy babies by scheduled full-term Caesarean section births. CollaFix™, our next technology platform we plan to commercialize, is our collagen fiber technology, developed with our patented cross-linking polymers, designed to mimic the natural composition, structure and mechanical properties of musculoskeletal tissues in order to augment their repair. CollaFix™ is the only biological, biodegradable, biomimetic technology that matches human tendon in strength and stiffness.
Safe Harbor Statement
This press release includes statements that look forward in time or that express management's beliefs, expectations or hopes. Such statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, revenue expectations for fourth quarter and full year 2015, management’s comfort with the consensus 2016 revenue and EBIT given by analysts, that demand for the Company’s mesh product and additional sizes continues to increase, and that the mesh product and additional sizes are allowing the Company to continue its growth in market share and expanded product utilization while preserving and improving gross margin. These statements are based on current information and belief, and are not guarantees of future performance. Among the risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements include that revenue growth does not continue in the future as expected; that the demand for the mesh product and additional sizes does not increase, decreases, or pricing or cost changes cause changes to the margins; that management of the expiration of pass-through status does not continue in the future and/or does not continue to benefit the Company in the future; that the continued expansion of the sales force does not lead to increased sales and/or market share; that the coverage from additional commercial payers does not lead to additional sales or revenue; that management’s 2016 guidance in mid-December does not reflect analysts’ consensus 2016 revenue and EBIT as anticipated; that the revolving credit facility is not sufficient to support the Company’s growth strategy or other intended uses for the line; that the executive team is unable to effectively manage its strategic initiatives, and the risk factors detailed from time to time in the Company's periodic Securities and Exchange Commission filings, including, without limitation, its 10-K filing for the fiscal year ended December 31, 2014 and its most recent Form 10Q filing. By making these forward-looking statements, the Company does not undertake to update them in any manner except as may be required by the Company's disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.
Investor Contact:
COCKRELL GROUP
Rich Cockrell
877-889-1972
investorrelations@thecockrellgroup.com
cockrellgroup.com

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	September 30, 2015 (unaudited)	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$41,073	$46,582
Short term investments	6,500	5,750
Accounts receivable, net	46,778	26,672
Inventory, net	5,653	5,133
Prepaid expenses and other current assets	2,741	1,540
Total current assets	102,745	85,677
Investments	—	3,250
Property and equipment, net of accumulated depreciation	8,376	5,447
Goodwill	4,040	4,040
Intangible assets, net of accumulated amortization	10,740	10,845
Other assets	26	—
Total assets	$125,927	$109,259
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,244	$3,661
Accrued compensation	12,997	11,523
Accrued expenses	4,097	2,504
Other current liabilities	14	716
Total current liabilities	24,352	18,404
Other liabilities	1,053	1,526
Total liabilities	25,405	19,930
Commitments and contingencies
Stockholders' equity:
Preferred stock; $.001 par value; 5,000,000 shares authorized and 0 shares issued and outstanding	—	—
Common stock; $.001 par value; 150,000,000 shares authorized; 109,467,416 issued and 109,040,869 outstanding at September 30, 2015 and 108,776,247 issued and 107,789,611 outstanding at December 31, 2014	109	108
Additional paid-in capital	156,074	162,433
Treasury stock at cost: 426,547 shares at September 30, 2015 and 986,636 shares at December 31, 2014	(4,154)	(5,637)
Accumulated deficit	(51,507)	(67,575)
Total stockholders' equity	100,522	89,329
Total liabilities and stockholders' equity	$125,927	$109,259

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net sales	$49,015	$33,518	$135,461	$78,650
Cost of sales	4,979	3,348	15,217	9,065
Gross margin	44,036	30,170	120,244	69,585

Operating expenses:
Research and development expenses	2,187	2,014	6,072	5,204
Selling, general and administrative expenses	34,901	24,193	96,860	61,238
Amortization of intangible assets	234	232	699	695

Operating income	6,714	3,731	16,613	2,448

Other income (expense), net
Interest income (expense), net	(5)	(9)	(18)	(39)

Income before income tax provision	6,709	3,722	16,595	2,409
Income tax provision	(158)	(22)	(527)	(22)

Net income	$6,551	$3,700	$16,068	$2,387

Net income per common share - basic	$0.06	$0.03	$0.15	$0.02

Net income per common share - diluted	$0.06	$0.03	$0.14	$0.02

Weighted average shares outstanding - basic	106,511,294	105,756,945	106,178,136	105,331,344

Weighted average shares outstanding - diluted	114,556,036	112,814,658	114,110,120	112,525,016

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Cash flows from operating activities:
Net income	$6,551	$3,700	$16,068	$2,387
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	470	313	1,247	864
Amortization of intangible assets	234	232	699	695
Share-based compensation	4,378	3,022	12,564	8,161
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(7,330)	(2,805)	(20,106)	(7,212)
Inventory	(1,793)	(509)	(520)	(858)
Prepaid expenses and other current assets	(96)	357	(1,201)	(631)
Other assets	—	—	(26)	—
Accounts payable	1,687	400	3,747	355
Accrued compensation	3,336	3,294	1,474	3,859
Accrued expenses	372	852	1,592	584
Other liabilities	(501)	93	(1,087)	312
Net cash flows from operating activities	7,308	8,949	14,451	8,516

Cash flows from investing activities:
Purchases of equipment	(1,662)	(685)	(4,176)	(1,830)
Fixed maturity securities redemption	750	—	2,500	—
Patent application costs	(193)	(188)	(594)	(477)
Net cash flows from investing activities	(1,105)	(873)	(2,270)	(2,307)

Cash flows from financing activities:
Proceeds from exercise of stock options	724	614	3,465	1,497
Proceeds from exercise of warrants	—	95	—	869
Stock repurchase	(4,426)	(749)	(21,068)	(5,312)
Payments under capital lease obligations	(29)	(28)	(87)	(89)
Net cash flows from financing activities	(3,731)	(68)	(17,690)	(3,035)

Net change in cash	2,472	8,008	(5,509)	3,174

Cash and cash equivalents, beginning of period	38,601	39,245	46,582	44,078
Cash and cash equivalents, end of period	$41,073	$47,253	$41,073	$47,252

MiMedx Group, Inc. and Subsidiaries
Non-GAAP Financial Measures and Reconciliation

As used herein, “GAAP”, refers to generally accepted accounting principles in the United States.  We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered “Non-GAAP financial measures” under Regulation G.  We have provided below for your reference, supplemental financial disclosure for these measures, including the most directly comparable GAAP measure and an associated reconciliation.

Reconciliation of Net Income to “Adjusted EBITDA” defined as Earnings before Financing expense, Interest, Taxes, Depreciation, Amortization, and Share - Based Compensation (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net Income (Per GAAP)	$6,551	$3,700	$16,068	$2,387

Add back:
Income Taxes	158	22	527	22
Other Interest (Income) Expense, net	5	9	18	39
Depreciation Expense	470	313	1,247	864
Amortization Expense	234	232	699	695
Share - Based Compensation	4,378	3,022	12,564	8,161
Income Before Interest, Taxes, Depreciation, Amortization and Share-Based Compensation (Adjusted EBITDA)	$11,796	$7,298	$31,123	$12,168
`